Exhibit 99.1

NEOGENOMICS, INC.
PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Second Quarter 2010 Results

Ft. Myers, Florida – July 29, 2010 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services today reported its results for the second quarter 2010.

Second Quarter 2010 Highlights:
•	Revenue growth of 14% vs. Q2 09
•	Test volume growth of 28% vs. Q2 09
•	Contracts with two managed care providers signed

Revenue for the three months ended June 30, 2010 was $8.5 million, a 14% increase over the $7.5 million reported in the second quarter 2009.  Test volume increased by 28% over the comparable quarter last year.  Sales and marketing expenses increased by $221,000, or 13% over last year, driven primarily by an increase in the number of sales representatives and sales recruiting expenses.  General and administrative expenses increased by $554,000, or 25%, primarily as a result of additional management and information technology personnel.  Net loss for the quarter was ($978,000) or ($0.03)/share versus net income of $8,000 or $0.00/share in the second quarter 2009.

After adjusting for the impacts caused by internalization of bladder cancer FISH testing by the Company’s largest client beginning in mid 2009, revenue and test volume from all other clients grew by approximately 24% and 39%, respectively.

Second quarter revenue growth was impacted by continued pressure on average revenue per test, which was down approximately 11% versus the second quarter 2009.  Approximately 60% of this decrease was due to reductions in insurance reimbursements with the remaining 40% due to changes in test mix.

Doug VanOort, the Company’s Chairman and CEO, commented, “NeoGenomics continued to invest in initiatives to drive and accelerate sustainable growth.  Improving the productivity of our sales force, introducing new products, and implementing a new laboratory information system were important activities during the quarter.  However, both revenue and profitability were affected by significant reductions in average price.”

Mr. VanOort went on to say, “Becoming an “in-network” provider with managed care plans has been an important part of our sales and marketing strategy.  Although there is downward price pressure up front, becoming an “in-network” lab eliminates the pressure our clients receive from managed care companies to curtail their use of out-of-network laboratories.  It also eliminates clinicians’ concerns about potential laboratory billing practices, because working with an “in-network” lab provides them with certainty that their patients will only be billed for legitimate co-pays, deductibles and co-insurance.  Thus, we believe that becoming an “in-network” provider will result in significant sales and marketing advantages and create additional revenue opportunities with both existing and new clients over time.”

Mr. VanOort concluded, “During the quarter we amended an important contract with Blue Cross/Blue Shield to allow access to several additional plans.  We also signed a national contract with Aetna, which became effective on July 15th.  Since we are now an in-network provider with our three largest insurance payers, less than 10% of our total revenue remains exposed to further negotiated price reductions as a result of additional managed care contracts.  As a result, we believe most of the impact from managed care price reductions is now incorporated into our financials, and we expect average revenue per test to stabilize in coming quarters.”

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q2 2010 results on July 29, 2010, at 11:00 AM EDT.  Interested investors should dial (877) 407-9210 (domestic) and (201) 689-8049 (international) at least five minutes prior to the call.  A replay of the conference call will be available until 11:59 PM on August 6, 2010 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international).  The playback account number is 354290 and the playback conference ID Number/PIN Number is 286.  The web-cast may be accessed under the Investor Relations section of our website at http://www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=160682.  An archive of the web-cast will be available until 11:59 PM EDT on October 29, 2010.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more. Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Dillon Heins
(239) 325-2001	(212) 825-3210
sjones@neogenomics.com	dheins@investorrelationsgroup.com

Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2010	December 31, 2009
	(unaudited)

ASSETS

Cash, cash equivalents	$2,177	$1,631

Restricted Cash	500	1,000

Accounts Receivable (net of allowance for doubtful accounts of $933 and $589, respectively)	5,385	4,632

Other Current Assets	1,460	1,257

TOTAL CURRENT ASSETS	9,522	8,520

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $3,624 and $2,787, respectively)	5,042	4,340

OTHER ASSETS	87	85

TOTAL	$14,651	$12,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$8,832	$5,776

LONG TERM LIABILITIES	1,436	1,526

TOTAL LIABILITIES	10,268	7,302

STOCKHOLDERS’ EQUITY	4,383	5,643

TOTAL	$14,651	$12,945

NEOGENOMICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
 (unaudited)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2010	2009	2010	2009

NET REVENUE	$8,490	$7,459	$16,908	$14,373

COST OF REVENUE	4,575	3,384	8,918	6,475

GROSS PROFIT	3,915	4,075	7,990	7,898

OPERATING EXPENSES
General and administrative	2,769	2,215	5,671	4,555
Sales and marketing	1,943	1,722	3,706	3,056
Total operating expenses	4,712	3,937	9,377	7,612

INCOME (LOSS) FROM OPERATIONS	(797)	138	(1,387)	286

INTEREST AND OTHER INCOME (EXPENSE) - NET	(181)	(130)	(341)	(245)

NET INCOME (LOSS)	$(978)	$8	$(1,728)	$41

NET INCOME (LOSS) PER SHARE
- Basic	$(0.03)	$0.00	$(0.05)	$0.00
- Diluted	$(0.03)	$0.00	$(0.05)	$0.00
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- Basic	37,307,232	33,066,941	37,264,112	32,655,972
- Diluted	37,307,232	38,485,914	37,264,112	36,864,793

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended June 30, 2010	For the Six Months Ended June 30, 2009

NET CASH USED IN OPERATING ACTIVITIES	$(1,488)	$(533)

NET CASH USED IN INVESTING ACTIVITIES	(500)	(139)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,534	902

NET INCREASE IN CASH AND CASH EQUIVALENTS	546	230

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,631	468

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,177	$698

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$314	$214

Income taxes paid	$6	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease and equipment loans	$1,103	$686
Equipment purchased and included in accounts payable	$-	$5
Equipment purchased and payables settled with issuance of restricted common stock	$-	$186

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(in thousands, except test and requisition amount)

	For the Three- Months Ended June 30, 2010	For the Three- Months Ended June 30, 2009	% Inc (Dec)	For the Six- Months Ended June 30, 2010	For the Six- Months Ended June 30, 2009	% Inc (Dec)

Requisitions Rec’d (cases)	9,576	7,829	22.3%	19,156	15,510	23.5%
Number of Tests Performed	14,464	11,316	27.8%	28,506	21,773	30.9%
Avg. # of Tests / Requisition	1.51	1.45	4.1%	1.49	1.40	6.4%

Total Testing Revenue	$8,490	$7,459	13.8%	$16,908	$14,373	17.6%
Avg Revenue/Requisition	$886.60	$952.78	(6.9)%	$882.67	$926.68	(4.7)%
Avg Revenue/Test	$586.98	$659.18	(11.0)%	$593.15	$660.12	(10.1)%